Exhibit 99.1

ICONIX REPORTS THIRD QUARTER 2017 RESULTS

•	3Q 2017 revenue of $53.2 million, a 12% decline from prior year quarter

•	3Q 2017 revenue excluding divested brands and deconsolidated territories down 7%

•	Managing expenses, SG&A down 28%

•	Trademark and goodwill impairment charge of $625.5 million

•	3Q 2017 operating loss of $595.9 million

•	3Q 2017 adjusted operating income of $31.6 million, a 10% increase from prior year quarter

New York, New York – Dec. 22, 2017 – Iconix Brand Group, Inc. (Nasdaq: ICON) (“Iconix” or the “Company”) today reported financial results for the third quarter ended September 30, 2017.

John Haugh, CEO of Iconix commented, “While our revenue was down in the quarter, we are still tracking to be within our previously issued guidance, and have been able to successfully manage expenses. We firmly believe that in today’s environment brands are more important than ever. We remain keenly focused on actively managing our brands in an effort to expand our market reach with both our existing distribution partners and into new partners. The balance sheet also remains a top priority, and we are working towards a solution.”

Third Quarter 2017 Financial Results

Licensing Revenue:

For the third quarter of 2017, licensing revenue was $53.2 million, a 12% decline as compared to $60.5 million in the prior year quarter. Revenue in the prior year’s third quarter included approximately $2.3 million of licensing revenue from the Sharper Image brand which was sold in the fourth quarter of 2016 and approximately $1.3 million of revenue from the Company’s Southeast Asia joint venture which was deconsolidated in the second quarter of 2017. As a result, there was no comparable revenue for these items in the third quarter of 2017. Excluding Sharper Image and Southeast Asia, revenue declined approximately 7% in the third quarter of 2017.

Segment Data (non-GAAP for exclusion of divested brands and deconsolidated territories):

($, 000’s)

	Three Months Ended Sept 30,			Nine Months Ended Sept 30,
	2017	2016	% Change	2017	2016	% Change
Licensing Revenue by Segment:*
Women’s	21,043	24,193	-13%	76,820	87,536	-12%
Men’s	11,393	11,983	-5%	31,568	36,828	-14%
Home	7,515	7,972	-6%	22,676	22,549	1%
International	13,214	12,764	4%	42,471	42,677	0%

Total Licensing Revenue	53,165	56,913	-7%	173,535	189,590	-8%

*	Note: Licensing revenue in the table above excludes approximately $2.3 million of revenue from divested brands and $1.3 million of revenue from deconsolidated territories in the third quarter of 2016 and $5.5 million of revenue from divested brands and $1.3 million of revenue from deconsolidated territories in the nine month period ended September 30, 2016.

SG&A Expenses:

Total SG&A expenses in the third quarter of 2017 were $21.5 million, a 28% decrease as compared to approximately $29.9 million in the third quarter of 2016. The decline was primarily related to lower compensation expense and lower advertising expense some of which will shift into the fourth quarter.

Trademark and Goodwill Impairment:

In the third quarter of 2017, the Company recorded a non-cash trademark impairment charge of approximately $521.8 million, which is comprised of $227.6 million in the women’s segment, $135.9 million in the men’s segment, $69.5 million in the home segment and $88.7 million in the international segment to reduce various trademarks in those segments to fair value. The Company also recorded a non-cash goodwill impairment charge of $103.9 million due to impairment of goodwill in the women’s segment, men’s segment and home segment of $73.9 million, $1.5 million and $28.4 million respectively.

Operating Income:

Operating Income for the third quarter of 2017 was a loss of approximately $595.9 million, as compared to earnings of $31.1 million in the third quarter of 2016.

Operating Income in the third quarter of 2017 included a trademark and goodwill impairment of $625.5 million, a loss on termination of licenses of $2.8 million and a gain on sale of trademarks of $0.9 million. Excluding these items Adjusted Operating Income for the third quarter of 2017 was approximately $31.6 million. Operating Income in the third quarter of 2016 included approximately $2.1 million of income related to the Sharper Image brand, which the Company sold in the fourth quarter of 2016, as a result there is no comparable income in the current period. Adjusting for the items above, Operating Income in the third quarter of 2017 increased approximately 10%.

Adjusted Operating Income by Segment*	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
($, 000’s)	2017	2016	% Change	2017	2016	% Change
Women’s	19,020	21,115	-10%	71,261	79,317	-10%
Men’s	8,628	7,443	16%	20,000	22,956	-13%
Home	6,675	6,333	5%	20,256	18,516	9%
International	6,183	6,937	-11%	21,667	22,686	-4%
Corporate	(8,953)	(13,021)	31%	(32,577)	(42,634)	24%

Adjusted Operating Income	31,553	28,807	10%	100,607	100,840	0%

*	Excludes trademark & goodwill impairment, loss on termination of licensees, divested brands, gain on deconsolidation of joint ventures and gain related to sale of trademarks. A reconciliation table can be found at the end of this press release.

Adjusted Operating Margin:	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
			percentage			percentage
	2017	2016	point change	2017	2016	point change
Women’s	90%	87%	3%	93%	91%	2%
Men’s	76%	62%	14%	63%	62%	1%
Home	89%	79%	10%	89%	82%	7%
International	47%	54%	-7%	51%	53%	-2%
Corporate	-17%	-23%	6%	-19%	-22%	3%

Adjusted Operating Margin	59%	51%	8%	58%	53%	5%

Interest Expense:

Interest expense in the third quarter of 2017 was $16.9 million, an 8% decline as compared to interest expense of $18.3 million in the third quarter of 2016. The Company’s reported interest expense includes non-cash interest related to its outstanding convertible notes of $4.0 million in the third quarter of 2017 and $4.2 million in the third quarter of 2016. Excluding the non-cash interest related to the company’s outstanding convertible notes, interest expense was $12.9 million in the third quarter of 2017, as compared to $14.1 million in the third quarter of 2016.

Other Income:

In the third quarter of 2017, the Company recognized a $2.7 million gain related to a payment received from the sale of its minority interest in Complex Media last year. This compares to a gain of $10.2 million in the third quarter of 2016 at the time of sale. In the third quarter of 2017, the Company recognized a loss of $1.5 million related to the repurchase of a portion of the Company’s 2018 convertible notes, as compared to a gain of $4.2 million in third quarter of 2016. The Company has excluded these items from its non-GAAP results.

Provision for Income Taxes:

The effective income tax rate for the third quarter of 2017 is approximately 4.9% which resulted in a $29.6 million income tax benefit, as compared to an effective income tax rate of 35.6% in the prior year quarter which resulted in the $9.4 million income tax expense. The decrease in the effective tax rate is primarily a result of the establishment of a $170 million valuation allowance on the Company’s deferred tax assets, which had the effect of reducing the tax benefit on the pretax loss which lowers the effective tax rate.

GAAP Net Income and GAAP Diluted EPS:

GAAP net income from continuing operations for the third quarter of 2017 was a loss of $550.6 million as compared to earnings of $14.2 million in the third quarter of 2016. GAAP diluted EPS from continuing operations for the third quarter of 2017 was a loss of $9.64 as compared to diluted earnings per share of approximately $0.25 in the third quarter of 2016.

Non-GAAP Net Income and Non-GAAP Diluted EPS:

Non-GAAP net income from continuing operations for the third quarter of 2017 was $13.9 million, a 35% increase as compared to $10.3 million in the third quarter of 2016.

Non-GAAP diluted EPS from continuing operations for the third quarter of 2017 was $0.24, a 35% increase as compared to $0.18 in the third quarter of 2016.

Balance Sheet and Liquidity:

The Company ended the third quarter of 2017 with approximately $28.9 million of unrestricted domestic cash, $12.4 million of unrestricted domestic cash in consolidated JV’s, $9.7 million of unrestricted international cash, $280 million of restricted cash, and $1.0 billion of debt.

Subsequent to the end of the third quarter, the Company amended its senior secured term loan and reduced the size of the credit facility by $75 million to $225 million. Prior to the amendment, the Company already used $59 million of the escrow proceeds made available under the original term loan facility to repay a portion of the 2018 convertible notes. As part of the amendment, the remaining term loan balance of $165.7 million was restructured as a delayed draw term loan to be utilized to refinance the Company’s 2018 convertible notes when they come due in March 2018, subject to satisfaction of certain conditions precedent.

Currently the Company has approximately $44.7 million of unrestricted domestic cash, $16.6 million of unrestricted domestic cash in consolidated JV’s, $12.7 million of unrestricted international cash, $47.7 million of restricted cash, and $827 million of debt.

At this time, management does not believe that cash from future operations and our currently available cash and capacity for additional financings under our Senior Secured Notes facility (to the extent available) will be sufficient to allow for the repayment of our 1.50% Convertible Notes’ upon maturity in March of 2018. While the First Amendment provided for the availability of the Delayed Draw Term Loan Facility, due to various conditions prerequisite (many of which are related to our financial performance) to our being able to draw down on amounts available, we may not be able to utilize the Delayed Draw Term Loan in order to repay the 1.50% Convertible Notes when they become due.

In order to seek to satisfy these requirements, we continue to actively evaluate various capital raising options to repay debt and add additional liquidity to the company’s balance sheet as well as strategic alternatives, which could include the sale of certain assets or of the entire company.

($, 000’s)	Sept. 30, 2017	Current
Cash Summary:
Unrestricted Domestic Cash (wholly owned)	28,864	44,694
Unrestricted Domestic Cash (in consolidated JV’s)	12,411	16,583
Unrestricted International Cash	9,690	12,664
Restricted Cash	279,758	47,737

Total Cash	$330,724	$121,678

Debt Summary:
Senior Secured Notes	418,847	408,174
1.50% Convertible Notes due 2018	236,183	236,183
Variable Funding Note	100,000	100,000
Senior Secured Term Loan	300,000	82,837

Total Debt (Face Value)	$1,055,030	$827,194

Free Cash Flow

The Company generated approximately $1.4 million of free cash flow in the third quarter of 2017, as compared to approximately $27.9 million in the third quarter of 2016. The decline in free cash flow is partially related to a $7 million state and local income tax audit assessment that the Company paid in the third quarter of 2017. The Company’s reported free cash flow, is adjusted to deduct expenses associated with the sale of the entertainment segment, including a US federal income tax payment of $15 million paid in the third quarter resulting from the tax related to the gain on the sale of the entertainment business.

Free Cash Flow Reconciliation (3):

($, 000’s)

	Three Months Ended Sep. 30,			Nine Months Ended Sep. 30,
	2017	2016	% Change	2017	2016	% Change
Net cash provided by continuing operating activities	($16,918)	$23,168	-173%	$3,097	$65,981	-95%
Plus: Cash related to Disc Ops sale	15,000	—		36,272	—
Plus: Cash from sale of trademarks and related notes receivable	—	195		6,927	6,137
Plus: Cash from notes receivable from licensees	—	1,250		1,250	7,850
Plus: Cash from sale of Nick Graham	2,561	—		2,561	0
Plus: Cash from sale of equity interest in BBC Ice Cream	—	—		—	3,500
Plus: Cash from sale of Badgley Mischka	375	—		375	14,000
Plus: Cash from sale of Sharper Image	500	—		500	—
Plus: Cash from sale of equity interest in China	—	3,700		—	15,415
Less: Capital Expenditures	(74)	(166)		(829)	(844)
Less: Distributions to non-controlling interests	(7)	(269)		(3,850)	(9,321)

Free Cash Flow- from continuing operations	$1,437	$27,878	-95%	$46,303	$102,718	-55%

2017 Guidance

The Company is updating its guidance for 2017 as follows;

•	The Company expects revenue to be at the low end of its guidance range of $225 million to $235 million.

•	The Company is adjusting it 2017 GAAP EPS guidance to reflect the impairment charge and now expects 2017 GAAP EPS, to be in a range of a loss of ($9.89) to ($9.79)

•	The Company expects 2017 non-GAAP EPS to be slightly above its guidance range of $0.65 to $0.70.

•	The Company expects full year 2017 free cash flow to be at the low end of its guidance range of $65 million to $82 million.

Non-GAAP net income, non-GAAP diluted EPS and Free Cash Flow are non-GAAP metrics, and reconciliation tables for each are included in this press release.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE’S (R), BONGO (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), UMBRO (R), LEE COOPER (R), ECKO UNLTD. (R), MARC ECKO (R), and ARTFUL DODGER. In addition, Iconix owns interests in the MATERIAL GIRL (R), ED HARDY (R), TRUTH OR DARE (R), MODERN AMUSEMENT (R), BUFFALO (R) and PONY (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company’s beliefs and expectations about future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases. These statements are based on the Company’s beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company’s business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company’s ability to control or predict. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company’s licensees to maintain their license agreements or to produce and market products bearing the Company’s brand names, the Company’s ability to retain and negotiate favorable licenses, the Company’s ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled “Risk Factors” in the Company’s Annual Report on

Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and, except as required by applicable law, the Company undertakes no obligation to update or revise publicly any forward-looking statements.

# #

Contact Information:

Jaime Sheinheit

VP, Investor Relations

Iconix Brand Group, Inc.

jsheinheit@iconixbrand.com

212.819.2096

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended Sep. 30,			Nine Months Ended Sep. 30
	2017	2016	% Change	2017	2016	% Change
Licensing revenue	53,165	60,457	-12%	173,535	196,342	-12%

Selling, general and administrative expenses	21,509	29,870	-28%	73,702	91,976	-20%
Loss on termination of licenses	2,750	—	NA	25,980	—	NA
Depreciation and amortization	592	233	154%	1,814	2,093	-13%
Equity earnings on joint ventures	(483)	(574)	-16%	(2,475)	(3,130)	-21%
Gain on deconsolidation of joint venture	—	—	NA	(3,772)	—	NA
Gain on sale of trademarks	(875)	(147)	495%	(875)	(9,991)	-91%
Trademark Impairment	521,653	—	NA	521,653	—	NA
Goodwill Impairment	103,877	—	NA	103,877	—	NA

Operating income (loss)	(595,858)	31,075	-2017%	(546,369)	115,394	-573%

Other (income) expenses
Interest expense	16,911	18,334	-8%	45,787	59,751	-23%
Interest income	(150)	(140)	7%	(417)	(687)	-39%
Other income, net	(2,648)	(10,164)	-74%	(2,649)	(10,180)	-74%
Loss on extinguishment of debt, net	1,539	(4,186)	NA	20,939	(8,473)	NA
Foreign currency translation loss (gain)	(1,091)	733	-249%	2,755	617	346%

Other expenses - net	14,561	4,577	218%	66,415	41,028	62%
Income (loss) before income taxes	(610,419)	26,498	-2404%	(612,784)	74,366	-924%
Provision (benefit) for income taxes	(29,606)	9,433	-414%	(29,220)	25,157	-216%

Net income (loss)	(580,813)	17,065	-3504%	(583,564)	49,209	-1286%

Less: Net income (loss) attributable to non-controlling interest	(30,242)	2,885	-1148%	(23,857)	9,802	-343%

Net income (loss) attributable to Iconix Brand Group, Inc.	(550,571)	14,180	-3983%	(559,707)	39,407	-1520%

Income (loss) from discontinued operations, net of income taxes	(2,130)	2,734	-178%	49,312	10,783	357%
Less: Net income attributable to non-controlling interest from discontinued operations	—	1,698	NA	2,943	4,778	NA

Net income (loss) from discontinued operations attributable to Iconix Brand Group, Inc.	(2,130)	1,036	-306%	46,369	6,005	672%

Net income (loss) attributable to Iconix Brand Group, Inc.	(552,701)	15,216	-3732%	(513,338)	45,412	-1230%

Earnings (loss) per share - basic:
Continuing operations	(9.64)	0.26	-3777%	(9.83)	0.77	-1274%
Discontinued operations	(0.04)	0.02	-200%	0.81	0.12	691%

Earnings (loss) per share - basic	(9.67)	0.27	-3634%	(9.02)	0.89	-1114%

Earnings (loss) per share - diluted:
Continuing operations	(9.64)	0.25	-3898%	(9.83)	0.75	-1318%
Discontinued operations	(0.04)	0.02	-206%	0.81	0.11	714%

Earnings (loss) per share - diluted	(9.67)	0.27	-3746%	(9.02)	0.86	-1149%

Weighted average number of common shares outstanding:
Basic	57,189	55,584	3%	57,081	51,060	12%

Diluted	57,189	57,355	0%	57,081	52,802	8%

The following is a reconciliation of the non-GAAP financial measures used by the Company to describe the Company’s financial results determined in accordance with United States generally accepted accounting principles (GAAP).

While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of the Company’s business operations, investors are reminded to consider these non-GAAP financial measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests. Certain numbers may not add due to rounding.

$, 000’s, except per share data

Adjusted Operating Income Reconciliation (1):

	GAAP		Impairment		Loss on Terminations		Gain on Sale of Trademarks		Income from Divested Brands		Adjusted Operating Income
	Three Months		Three Months		Three Months		Three Months		Three Months		Three Months
	Ended Sept. 30		Ended Sept. 30		Ended Sept. 30		Ended Sept. 30		Ended Sept. 30		Ended Sept. 30
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Women’s	($281,889)	$21,074	$301,502	—	($600)	—	—	—	$7	$41	$19,020	$21,115
Men’s	($132,183)	$7,443	$137,462	—	$3,350	—	—	—	—	—	$8,629	$7,443
Home	($91,203)	$8,495	$97,878	—	—	—	—	—	—	($2,162)	$6,675	$6,333
International	($82,505)	$6,937	$88,688	—	—	—	—	—	—	—	$6,183	$6,937
Corporate	($8,078)	($12,874)	—	—	—	—	($875)	($147)	—	—	($8,953)	($13,021)

Total Op. Income	($595,858)	$31,075	$625,530	$0	$2,750	$0	($875)	($147)	$7	($2,121)	$31,554	$28,807

Non-GAAP Net Income & Diluted EPS Reconciliation (2):

	NET INCOME			EPS
	Three Months Ended Sep. 30,			Three Months Ended Sep. 30,
	2017	2016	% Change	2017	2016		% Change
GAAP net income & EPS from continuing operations attributable to Iconix (1)	($550,571)	$14,180	-3983%	($9.64)		$0.25	-3956%

Add:
non-cash interest related to ASC 470	3,997	4,246		$0.07		$0.07
gain on sale of Complex Media	(2,728)	(10,164)		($0.05)		($0.18)
loss on extinguishment of debt	1,539	(4,186)		$0.03		($0.07)
loss on termination of licenses	2,750	—		$0.05		—
trademark & goodwill impairment	625,530	—		$10.94		—
special charges	2,402	3,118		$0.04		$0.05
foreign currency translation gain/(loss)	(1,091)	733		($0.02)		$0.01
Deduct: Income taxes related to above	(205,882)	2,368		($3.60)		$0.04
Valuation allowance	170,981	—		$2.99		—
non-controlling interest	(33,054)	(40)		($0.58)		$0.00
Accretion of redeemable non-controlling interest	—	—		$0.01		—

Net	564,444	(3,925)		$9.88	-$	0.07
Non-GAAP net income & EPS from continuing operations attributable to Iconix	$13,873	$10,255	35%	$0.24		$0.18	35%

	NET INCOME			EPS
	Nine Months Ended Sep. 30,			Nine Months Ended Sep. 30,
	2017	2016	% Change	2017	2016	% Change
GAAP net income & EPS from continuing operations attributable to Iconix (1)	($559,707)	$39,407	-1520%	($9.83)	$0.75	-1417%

Add:
non-cash interest related to ASC 470	12,325	18,339		$0.22	$0.35
gain on sale of Complex Media	(2,728)	(10,164)		($0.05)	($0.19)
gain on deconsolidation of joint venture	(3,772)	—		($0.07)	—
loss on extinguishment of debt	20,939	(8,473)		$0.37	($0.16)
loss on termination of licenses	25,980	—		$0.46	—
trademark impairment	625,530	—		$10.96	—
special charges	7,117	10,447		$0.12	$0.20
foreign currency translation gain/(loss)	2,755	617		$0.05	$0.01
Deduct: Income taxes related to above	(224,715)	(3,801)		($3.94)	($0.07)
Valuation allowance	170,981	—		$3.00	—
non-controlling interest	(32,992)	113		($0.58)	$0.00
Accretion of redeemable non-controlling interest	—	—		$0.03	—

Net	601,421	7,078		$10.57	$0.13
Non-GAAP net income & EPS from continuing operations attributable to Iconix	$41,714	$46,485	-10%	$0.73	$0.88	-17%

Forecasted Non-GAAP Diluted EPS Reconciliation:

	Year Ending
	Dec. 31, 2017
	Low	High
Forecasted GAAP diluted EPS	($9.89)	($9.79)

Trademark impairment	$6.83	$6.83
Adjustments for non-cash interest related to ASC 470, net of tax	$0.13	$0.13
Gain from Complex Media	($0.03)	($0.03)
Special charges, net of tax	$0.10	$0.10
Loss on extinguishment of debt	$0.23	$0.23
Loss on termination of licensees	$0.29	$0.29
Gain on deconsolidation of JV	($0.04)	($0.04)
Foreign currency translation loss (gain)	$0.05	$0.05
Valuation allowance	$3.00	$3.00
Accretion of redeemable non-controlling interest	$0.03	$0.03

Net Adjustments	$10.59	$10.59

Forecasted Non-GAAP Diluted EPS	$0.70	$0.80

Forecasted Reconciliation of Free Cash Flow: (3)

	Year Ending
	Dec. 31, 2017
	Low	High
Net cash provided by operating activities	$21,443	$26,443
Plus: Cash related to Disc Ops sale	36,272	36,272
Plus: Cash from sale of trademarks and related notes receivable	8,849	8,849
Plus: Cash from notes receivable from licensees	1,250	1,250
Plus: Cash from sale of Nick Graham	2,561	2,561
Plus: Cash from sale of Badgley Mischka	375	375
Plus: Cash from sale of Sharper Image	500	500
Less: Capital Expenditures	(1,250)	(1,250)
Less: Distributions to non-controlling interests	(5,000)	(5,000)

Free Cash Flow	$65,000	$70,000

Footnotes

(1)	Adjusted operating income, a non-GAAP financial measure represents operating income, less trademark and goodwill impairment charges, loss on termination of licensees, gains on sales of trademarks and income from divested brands. The Company believes this is a useful financial measure in evaluating its financial condition because it is more reflective of the Company’s business purpose, operations and cash expenses.

(2)	Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash, non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management, all net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition because they are more reflective of the Company’s business purpose, operations and cash expenses.

Based on the average closing stock price for the quarters ended March 31, 2017 and March 31, 2016, there were no potential dilutive shares related to our convertible notes for GAAP purposes.

(3)	Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company’s comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that, like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company’s financial condition and ability to pursue opportunities that enhance shareholder value.